Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact: Carola Mengolini
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS RECORD 2019 RESULTS, PROVIDES 2020 GUIDANCE AND INTRODUCES 20>25 by 2025 PROGRAM

MIAMI – February 4, 2020 - Royal Caribbean Cruises Ltd. (NYSE: RCL) today reported 2019 US GAAP earnings of $8.95 per share and adjusted earnings of $9.54 per share and announced that 2020 adjusted earnings are expected to be in the range of $10.40 to $10.70 per share. Given the fluidity of the circumstances related to the Wuhan Coronavirus and the actions being taken to contain its spread, the 2020 adjusted guidance provided herein does not include any financial impact related to this subject.

In addition, the company today introduced its 20>25 by 2025 program which is designed to give people throughout the company specific goals to work towards. The program includes several goals by 2025: delivering $20.00 adjusted earnings per share; further reducing the company’s carbon footprint by 25%; delivering strong returns on invested capital; and continuing to improve on record guest satisfaction and employee engagement metrics.

KEY HIGHLIGHTS
Full Year 2019 results:
•For the full year, US GAAP Net Income was $1.9 billion or $8.95 per share and Adjusted Net Income was $2.0 billion or $9.54 per share versus US GAAP Net Income of $1.8 billion or $8.56 per share and Adjusted Net Income of $1.9 billion or $8.86 per share in 2018.
•Gross Yields were up 8.2% in Constant-Currency (up 7.0% As-Reported). Net Yields were up 8.0% in Constant-Currency (up 6.7% As-Reported).
•Gross Cruise Costs per Available Passenger Cruise Days ("APCD") increased 8.7% in Constant-Currency (up 8.0% As-Reported). Net Cruise Costs (“NCC”)

excluding Fuel per APCD were up 11.4% in Constant-Currency (up 10.8% As-Reported).
Full Year 2020 guidance:
•Wave season has started on a very robust basis with strong demand especially in the US and European markets.
•As previously announced, the Wuhan Coronavirus and the efforts to contain it are expected to negatively affect our results. While we expect this to be temporary, the situation is highly fluid and the overall impact cannot reasonably be estimated at this time. Accordingly, our guidance does not include any provision for the impact of the outbreak. We will update our guidance as the situation stabilizes and we can reasonably estimate its impact.
•Net Yields are expected to increase 2.25% to 4.25% in Constant-Currency and 2.5% to 4.5% As-Reported.

•NCC excluding Fuel per APCD are expected to increase 1.75% to 2.25% in both Constant-Currency and As-Reported basis.
•Adjusted earnings are expected to be in the range of $10.40 to $10.70 per share.

20>25 by 2025 Program:
These goals have been put in place to focus our leadership on achieving outsized improvements in our performance going forward. We believe that what gets measured gets better and - just like the Double-Double program - we believe that this 20>25 by 2025 program will help focus our people on the key success factors for our future. This program not only focuses on earnings and carbon footprint, it will also focus on further improving our guest satisfaction and employee engagement while continuing to deliver strong returns on invested capital.
“We are pairing ambitious business and environmental goals because we all understand that businesses must do our part to meet the needs of all our stakeholders,” said Richard D. Fain, chairman and CEO. “Over the last years, our people have worked hard to deliver strong performance on both profitability metrics and important societal goals. This 20>25 by 2025 program should help take those efforts to the next level.”

FULL YEAR 2019 RESULTS
US GAAP Net Income for the year was $1.9 billion or $8.95 per share and Adjusted Net Income was $2.0 billion or $9.54 per share. This result was achieved despite a series of extraordinary events including the dry-dock incident in the Grand Bahama shipyard, the cancellation of the cruises to Cuba and an unusual hurricane season, all of which negatively impacted the company’s results for the year.

Net Yields were up 8.0% in Constant-Currency. The consolidation of Silversea’s operations, the new cruise terminal in Miami, the Perfect Day development, new hardware and strong demand for our core products drove the year-over-year increase.
NCC excluding Fuel per APCD were up 11.4% in Constant-Currency. The main drivers behind the year-over-year increase were the consolidation of Silversea’s operations, the new cruise terminal in Miami, investments in our private destinations and technology, and more drydock days.
FOURTH QUARTER 2019 RESULTS
US GAAP Net Income for the fourth quarter was $273.1 million or $1.30 per share and Adjusted Net Income was $297.4 million or $1.42 per share. Last year, US GAAP Net Income was $315.7 million or $1.50 per share, and Adjusted Net Income was $322.1 million or $1.53 per share. The negative impact of the cancellation of the sailings to Cuba and the disruption generated by Hurricane Dorian were the main drivers of the decline in the year-over-year results during the quarter.
Gross Yields were up 6.2% in Constant-Currency. Net Yields were up 6.8% in Constant-Currency, within guidance.
Gross Cruise Costs per APCD increased 9.6% in Constant-Currency. NCC excluding Fuel per APCD were up 15.9% in Constant-Currency, higher than guidance driven by marine costs and employee related expenses.
Additionally, lower depreciation expenses and a higher contribution from our joint ventures positively impacted the quarter’s performance vs. guidance.
Bunker pricing net of hedging for the fourth quarter was $468.4 per metric ton and consumption was 380,400 metric tons.

FULL YEAR 2020 GUIDANCE
The company is very encouraged about the demand environment for 2020. Wave Season has started on a strong note with overall rates higher than same time last year and booked load factors ahead of same time last year on a like-for-like basis. The company’s new ships and new attractions are a major driver not only of revenue, but of the strength of its brands.
Demand for the core products is very strong across all quarters. Recent geopolitical events such as the brushfires in Australia and unrest in the Middle East have impacted demand for certain itineraries, but the strength of the core products has more than compensated.
The company expects a Net Yield increase in the range of 2.25% to 4.25% in Constant-Currency and 2.5% to 4.5% As-Reported for the full year.
The company is very excited about the introduction of four new ships during 2020. These new ships will be important contributors to the yield growth and profitability. The timing of the new ship deliveries will result in a more significant yield growth in the second half of the year than in the first half.
“Our yield outlook for 2020 is very encouraging with higher pricing on top of an exceptional 2019 performance,” said Jason T. Liberty, executive vice president and CFO. “It’s clear that the Coronavirus will impact revenue in China in the short term, but we are a long-term business and our plans to continue growing this profitable market remain unchanged. We are also very excited about the introduction of our 20>25 by 2025 goals. Our formula for success is simple and our path towards our EPS goal is driven by moderately growing our yields, effectively managing our costs and moderately growing our business. Meanwhile, our emissions target, which is one of our many sustainability initiatives, will further focus our world-class design, engineering and operations teams to meaningfully improve our environmental impact.”
NCC excluding Fuel are expected to be up 1.75% to 2.25 % in both Constant-Currency and As-Reported basis. Operating costs for the full year show continued good discipline, although the cadence of costs between quarters will vary. Costs in the first half of the year are expected to be higher than the second half driven by more drydock days and the timing of ship deliveries.
Excluding any impact from the Coronavirus and taking into account current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company estimates 2020 Adjusted EPS will be in the range of $10.40 to $10.70 per share.

Coronavirus update
We have now cancelled 8 cruises out of China ending March 4th, and also modified certain itineraries in the region which overall have an estimated impact of $0.25 per share.
The company has also implemented several measures to protect guests and crew:
1.Regardless of nationality, the company will deny boarding to any individual who has travelled from, to or through mainland China or Hong Kong in the past 15 days. These guests will receive full refunds.
2.There will be mandatory specialized health screenings performed on:
a.Guests who have been in contact with individuals who have traveled from, to or through mainland China or Hong Kong in the past 15 days;
b.All holders of China or Hong Kong passports – regardless of when they were last in China or Hong Kong;
c.Guests who report feeling unwell or demonstrate flu-like symptoms.

3.These standards also apply to all employees, crew members and contractors of RCL
The company is assessing developments constantly and will update these measures as needed.
There are still too many variables and uncertainties regarding this outbreak to calculate the impact on the business. For example, we expect that an erosion of consumer confidence in China could have an additional impact on load factor and rate until the market normalizes. If these travel restrictions and concerns over the outbreak continue for an extended period of time, they could have a material impact on the overall financial performance of the company.
FIRST QUARTER 2020 GUIDANCE

Net Yields are expected to be down approximately (0.5%) in Constant-Currency and down (0.5%) to (1.0%) As-Reported. Demand for the core products and onboard experiences is very strong. Nevertheless, the unprecedented bushfires in Australia, and recent activity in Hong Kong and the Middle East are each having a negative impact in the first quarter. Moreover, the first quarter is also being negatively impacted by other structural elements such as the discontinuation of Cuba sailings which equals a revenue headwind of approximately 120 basis points, and a tough year-over-year comparable as we are lapping the inaugural seasons of two new ships during the first quarter of 2019.
NCC excluding Fuel per APCD for the quarter are expected to increase approximately 3.0% in both Constant-Currency and As-Reported basis.
Based on current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects first quarter Adjusted EPS to be in the range of $0.80 to $0.85 per share.

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS

Fuel Expense
The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices, the company has included $191 million and $744 million of fuel expense in its first quarter and full year 2020 guidance, respectively.
Forecasted consumption is 54% hedged via swaps for 2020 and 30%, 19% and 5% hedged for 2021, 2022 and 2023, respectively. For the same four-year period, the annual average cost per metric ton of the hedge portfolio is approximately $430, $463, $554 and $580, respectively.
The company provided the following fuel statistics for the first quarter and full year 2020

FUEL STATISTICS	First Quarter 2020	Full Year 2020
Fuel Consumption (metric tons)	375,200	1,534,300
Fuel Expenses	$191 million	$744 million
Percent Hedged (fwd. consumption)	62.0%	54.0%

The company provided the following guidance for the first quarter and full year 2020:

GUIDANCE	As-Reported	Constant-Currency
First Quarter 2020
Net Yields	(0.5%) to (1.0%)	Approx. (0.5%)
Net Cruise Costs per APCD	Approx. 4.25%	Approx. 4.5%
Net Cruise Costs per APCD ex. Fuel	Approx. 3.0%	Approx. 3.0%
Full Year 2020
Net Yields	2.5% to 4.5%	2.25% to 4.25%
Net Cruise Costs per APCD	1.75% to 2.25%	1.75% to 2.25%
Net Cruise Costs per APCD ex. Fuel	1.75% to 2.25%	1.75% to 2.25%

GUIDANCE	First Quarter 2020	Full Year 2020
Capacity Change	4.5%	4.8%
Depreciation and Amortization	$321 to $325 million	$1,376 to $1,392 million
Interest Expense, net	$85 to $89 million	$368 to $384 million
Adjusted EPS	$0.80 to $0.85	$10.40 to $10.70

SENSITIVITY	First Quarter 2020	Full Year 2020
1% Change in Currency	$4 million	$21 million
1% Change in Net Yields	$20 million	$91 million
1% Change in NCC ex Fuel	$12 million	$48 million
100 basis pt. Change in LIBOR	$7 million	$37 million
10% Change in Fuel prices	$9 million	$37 million

Exchange rates used in guidance calculations
GBP	$1.30
AUD	$0.69
CAD	$0.77
CNH	$0.15
EUR	$1.11

LIQUIDITY AND FINANCING ARRANGEMENTS
As of December 31, 2019, liquidity was $1.5 billion, including cash and the undrawn portion of the company's unsecured revolving credit facilities, net of our outstanding commercial paper borrowings. The company noted that scheduled debt maturities (excluding commercial paper) for 2020, 2021, 2022, 2023 and 2024 are $1.2 billion, $0.8 billion, $2.5 billion, $0.8 billion and $0.7 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE
Based upon current ship orders, projected capital expenditures for full year 2020, 2021, 2022 and 2023 are $4.7 billion, $3.5 billion, $3.6 billion and $2.9 billion, respectively. Capacity changes for 2020, 2021, 2022 and 2023 are expected to be 4.8%, 6.4%, 9.3% and 4.1%, respectively. These figures do not include potential ship sales or additions that we may elect to make in the future.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Standard Time today to discuss its earnings. This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Selected Operational and Financial Metrics

20>25 by 2025
Our 20>25 by 2025 Program refers to the multi-year program designed to communicate and motivate employees to work towards company specific goals. The program includes several goals by 2025: delivering $20.00 adjusted earnings per share; further reducing the company’s carbon footprint by 25% against a 2019 base; delivering strong returns on invested capital; and continuing to improve on record guest satisfaction and employee engagement metrics.

Adjusted Earnings per Share (“Adjusted EPS”)
Represents Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net Income
Adjusted Net Income represents net income less net income attributable to noncontrolling interest excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) costs, net of insurance recoveries, related to the Grand Bahama drydock structure incident involving Oasis of the Seas; (ii) our equity share of the write-off of the Grand Bahama drydock and other incidental expenses by Grand Bahama; (iii) the noncontrolling interest adjustment to exclude the impact of the contractual accretion requirements associated with the put option held by Heritage Cruise Holding Ltd.'s (previously known as Silversea Cruises Group Ltd.) noncontrolling interest; (iv) the change in fair value in the contingent consideration related to the Silversea Cruises acquisition; (v) a loss on the early extinguishment of debt related to the repayment of certain loans; (vi) the amortization of the Silversea Cruises intangible assets resulting from the acquisition; (vii) integration costs related to the Silversea Cruises acquisition; (viii) transaction costs related to the Silversea Cruises acquisition; (ix) restructuring charges incurred in relation to the reorganization of our international sales and marketing structure and other initiative expenses; (x) the impairment loss and other costs related to the exit of our tour operations business; (xi) the impairment loss related to Skysea Holding; and (xii) the impact of the change in accounting principle related to the recognition of stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period which excludes canceled cruise days and drydock days. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Carbon Footprint
For purposes of the 20>25 by 2025 Program, the company's carbon footprint is measured as carbon intensity in kilograms of CO2e (Carbon dioxide equivalent) at double occupancy per cabin multiplied by distance in kilometers sailed. For consistent tracking over time, the base year metric may need to be recalculated if the company undergoes significant structural changes such as acquisitions, divestments, and mergers, in accordance with The Greenhouse Gas Protocol.

Constant-Currency
We believe Net Yields, Net Cruise Costs and Net Cruise Costs excluding Fuel are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the US Dollar.  Because our reporting currency is the US Dollar, the value of these revenues and expenses in US Dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs excluding Fuel in “Constant-Currency” - i.e., as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

Double-Double
Our Double-Double Program refers to the multi-year program completed in 2017 that was designed to help us better communicate and motivate our employees about our business goals by articulating longer-term financial objectives. Under the program, we targeted Adjusted EPS of $6.78 in 2017 (double our 2014 Adjusted EPS of $3.39) and ROIC of 10% in 2017 (compared to ROIC of 5.9% in 2014).

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses. For the periods presented, Gross Cruise Costs exclude (i) restructuring charges incurred in relation to the reorganization of our international sales and marketing structure and other initiative expenses; (ii) transaction costs related to the Silversea Cruises acquisition; (iii) integration costs related to the Silversea Cruises acquisition; (iv) the impairment loss and other costs related to the exit of our tour operations business; and (v) the impact of the change in accounting principle related to the recognition of stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards, which were included within marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”) and NCC excluding Fuel
Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses.  In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance. Net Cruise Costs and Net Cruise Costs Excluding Fuel exclude the costs, net of insurance recoveries, related to the Grand Bahama drydock structure incident involving Oasis of the Seas.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

For additional information see “Adjusted Measures of Financial Performance” below.

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation company that controls and operates four global brands: Royal Caribbean International, Celebrity Cruises, Azamara and Silversea Cruises.  We are also a 50% joint venture owner of the German brand TUI Cruises and  a 49% shareholder in the Spanish brand Pullmantur Cruceros. Together these brands operate a combined total of 61 ships with an additional 17 on order as of December 31, 2019.  They operate diverse itineraries around the world that call on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamara.com, www.silversea.com, www.tuicruises.com, www.pullmantur.es, or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitutes forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2020 and beyond. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” and similar expressions are intended to help identify forward-looking statements.  Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; our ability to obtain sufficient financing or capital to satisfy our capital expenditures, debt repayments and other financing needs; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; concerns over safety, health and security of guests and crew; the potential impact of Coronavirus on our business within and outside of China such as: travel restrictions, guest cancellations, an inability to source our crew or our provisions and supplies from certain places, and an increase in concern about the risk of illness when travelling to, from or on our ships which could cause a drop in demand; unavailability of ports of call; growing anti-tourism sentiments and environmental concerns; changes in US foreign travel policy;

the uncertainties of conducting business internationally and expanding into new markets and new ventures; our ability to recruit, develop and retain high quality personnel; changes in operating and financing costs; the impact of foreign currency exchange rates, interest rate and fuel price fluctuations; vacation industry competition and changes in industry capacity and overcapacity; the risks and costs associated with protecting our systems and maintaining integrity and security of our business information, as well as personal data of our guests, employees and others; the impact of new or changing legislation and regulations on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as our other filings with the SEC, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our recent quarterly report on Form 10-Q, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or US GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding US GAAP measures.

A reconciliation to the most comparable US GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of (i) projected Total Revenues to projected Net Revenues, (ii) projected Gross Yields to projected Net Yields, (iii) projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs excluding Fuel and (iv) projected Net Income attributable to Royal Caribbean Cruises Ltd. and Earnings per Share to projected Adjusted Net Income and Adjusted Earnings per Share because preparation of meaningful US GAAP projections of Total Revenues, Gross Yields, Gross Cruise Costs, Net Income attributable to Royal

Caribbean Cruises Ltd. and Earnings per Share would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs.  In addition, we are unable to determine the future impact of restructuring expenses or other non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with US GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Passenger ticket revenues	$1,784,458	$1,651,591	$7,857,057	$6,792,716
Onboard and other revenues	732,955	680,710	3,093,604	2,701,133
Total revenues	2,517,413	2,332,301	10,950,661	9,493,849
Cruise operating expenses:
Commissions, transportation and other	377,287	354,786	1,656,297	1,433,739
Onboard and other	129,527	124,550	639,782	537,355
Payroll and related	280,027	250,309	1,079,121	924,985
Food	147,903	139,560	583,905	520,909
Fuel	178,190	195,552	697,962	710,617
Other operating	368,585	295,656	1,405,698	1,134,602
Total cruise operating expenses	1,481,519	1,360,413	6,062,765	5,262,207
Marketing, selling and administrative expenses	414,707	327,693	1,559,253	1,303,144
Depreciation and amortization expenses	321,762	280,168	1,245,942	1,033,697
Operating Income	299,425	364,027	2,082,701	1,894,801
Other income (expense):
Interest income	5,194	6,138	26,945	32,800
Interest expense, net of interest capitalized	(94,756)	(97,420)	(408,513)	(333,672)
Equity investment income	60,587	42,524	230,980	210,756
Other income (expense)	10,024	5,184	(24,513)	11,107
	(18,951)	(43,574)	(175,101)	(79,009)
Net Income	280,474	320,453	1,907,600	1,815,792
Less: Net income attributable to noncontrolling interest	7,338	4,750	28,713	4,750
Net Income attributable to Royal Caribbean Cruises Ltd.	$273,136	$315,703	$1,878,887	$1,811,042

Earnings per Share:
Basic	$1.31	$1.51	$8.97	$8.60
Diluted	$1.30	$1.50	$8.95	$8.56

Weighted-Average Shares Outstanding:
Basic	209,193	209,001	209,405	210,570
Diluted	209,767	210,051	209,930	211,554

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Comprehensive Income
Net Income	$280,474	$320,453	$1,907,600	$1,815,792
Other comprehensive income (loss):
Foreign currency translation adjustments	8,552	(411)	869	(14,251)
Change in defined benefit plans	3,296	694	(19,535)	7,643
Gain (Loss) on cash flow derivative hedges	136,802	(397,437)	(151,313)	(286,861)
Total other comprehensive income (loss)	148,650	(397,154)	(169,979)	(293,469)

Comprehensive Income (Loss)	429,124	(76,701)	1,737,621	1,522,323
Less: Comprehensive income attributable to noncontrolling interest	7,338	4,750	28,713	4,750
Comprehensive Income (Loss) attributable to Royal Caribbean Cruises Ltd.	$421,786	$(81,451)	$1,708,908	$1,517,573

STATISTICS

	Quarter Ended		Year Ended
	December 31, (1)		December 31, (1)
	2019	2018	2019	2018
Passengers Carried	1,607,561	1,582,311	6,553,865	6,084,201
Passenger Cruise Days	11,057,419	10,910,732	44,803,953	41,853,052
APCD	10,401,177	10,183,172	41,432,451	38,425,304
Occupancy	106.3%	107.1%	108.1%	108.9%

(1) Due to the three-month reporting lag, amounts for the year ended December 31, 2019 include October 2018 through September 2019 Silversea Cruises amounts and amounts for the year ended December 31, 2018 include August and September 2018 Silversea Cruises amounts.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	December 31,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$243,738	$287,852
Trade and other receivables, net	305,821	324,507
Inventories	162,107	153,573
Prepaid expenses and other assets	429,211	456,547
Derivative financial instruments	21,751	19,565
Total current assets	1,162,628	1,242,044
Property and equipment, net	25,466,808	23,466,163
Operating lease right-of-use assets	687,555	—
Goodwill	1,385,644	1,378,353
Other assets	1,617,649	1,611,710
Total assets	$30,320,284	$27,698,270

Liabilities, redeemable noncontrolling interest and shareholders' equity
Current liabilities
Current portion of long-term debt	$1,186,586	$1,646,841
Commercial paper	1,434,180	775,488
Current portion of operating lease liabilities	96,976	—
Accounts payable	563,706	488,212
Accrued interest	70,090	74,550
Accrued expenses and other liabilities	1,078,345	899,761
Derivative financial instruments	94,875	78,476
Customer deposits	3,428,138	3,148,837
Total current liabilities	7,952,896	7,112,165
Long-term debt	8,414,110	8,355,370
Long-term operating lease liabilities	601,641	—
Other long-term liabilities	617,810	583,254
Total liabilities	17,586,457	16,050,789
Redeemable noncontrolling interest	569,981	542,020
Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 236,547,842 and 235,847,683 shares issued, December 31, 2019 and December 31, 2018, respectively)	2,365	2,358
Paid-in capital	3,493,959	3,420,900
Retained earnings	11,523,326	10,263,282
Accumulated other comprehensive loss	(797,713)	(627,734)
Treasury stock (27,746,848 and 26,830,765 common shares at cost, December 31, 2019 and December 31, 2018, respectively)	(2,058,091)	(1,953,345)
Total shareholders' equity	12,163,846	11,105,461
Total liabilities, redeemable noncontrolling interest and shareholders’ equity	$30,320,284	$27,698,270

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Year Ended
	December 31,
	2019	2018
Operating Activities
Net Income	$1,907,600	$1,815,792
Adjustments:
Depreciation and amortization	1,245,942	1,033,697
Impairment losses	—	33,651
Net deferred income tax expense (benefit)	7,745	(2,679)
(Gain) loss on derivative instruments not designated as hedges	(1,431)	61,148
Share-based compensation expense	75,930	46,061
Equity investment income	(230,980)	(210,756)
Amortization of debt issuance costs	31,991	41,978
Amortization of commercial paper notes discount	31,263	10,652
Loss on extinguishment of debt	6,326	—
Change in fair value of contingent consideration	18,400	—
Gain on sale of unconsolidated affiliate	—	(13,680)
Recognition of deferred gain	—	(21,794)
Changes in operating assets and liabilities:
Increase in trade and other receivables, net	(9,898)	(9,573)
Increase in inventories	(8,533)	(23,849)
Decrease (increase) in prepaid expenses and other assets	15,669	(71,770)
Increase in accounts payable	75,281	91,737
(Decrease) increase in accrued interest	(4,460)	18,773
Increase in accrued expenses and other liabilities	96,490	42,937
Increase in customer deposits	280,139	385,990
Dividends received from unconsolidated affiliates	150,177	243,101
Other, net	28,715	7,723
Net cash provided by operating activities	3,716,366	3,479,139
Investing Activities
Purchases of property and equipment	(3,024,663)	(3,660,028)
Cash received on settlement of derivative financial instruments	7,621	76,529
Cash paid on settlement of derivative financial instruments	(68,836)	(98,074)
Investments in and loans to unconsolidated affiliates	(25,569)	(27,172)
Cash received on loans to unconsolidated affiliates	32,870	124,238
Proceeds from the sale of unconsolidated affiliate	—	13,215
Acquisition of Silversea Cruises, net of cash acquired	—	(916,135)
Other, net	(12,829)	(1,731)
Net cash used in investing activities	(3,091,406)	(4,489,158)
Financing Activities
Debt proceeds	3,525,564	8,590,740
Debt issuance costs	(50,348)	(81,959)
Repayments of debt	(4,060,244)	(6,963,511)
Proceeds from issuance of commercial paper notes	26,240,540	4,730,286
Repayments of commercial paper notes	(25,613,111)	(3,965,450)
Purchase of treasury stock	(99,582)	(575,039)
Dividends paid	(602,674)	(527,494)
Proceeds from exercise of common stock options	1,742	4,264

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Year Ended
	December 31,
	2019	2018
Other, net	(12,258)	(13,764)
Net cash (used in) provided by financing activities	(670,371)	1,198,073
Effect of exchange rate changes on cash	1,297	(20,314)
Net (decrease) increase in cash and cash equivalents	(44,114)	167,740
Cash and cash equivalents at beginning of year	287,852	120,112
Cash and cash equivalents at end of year	243,738	287,852
Supplemental Disclosures
Cash paid during the year for:
Interest, net of amount capitalized	$246,312	$252,466

Non-Cash Investing Activities
Contingent consideration for the acquisition of Silversea Cruises	$—	$44,000
Purchases of property and equipment included in accrued expenses and other liabilities	$86,155	$—

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):

	Quarter Ended December 31,			Year Ended December 31,
	2019	2019 On a Constant Currency Basis	2018	2019	2019 On a Constant Currency Basis	2018
Passenger ticket revenues	$1,784,458	$1,794,657	$1,651,591	$7,857,057	$7,968,116	$6,792,716
Onboard and other revenues	732,955	735,122	680,710	3,093,604	3,109,939	2,701,133
Total revenues	2,517,413	2,529,779	2,332,301	10,950,661	11,078,055	9,493,849
Less:
Commissions, transportation and other	377,287	379,094	354,786	1,656,297	1,675,941	1,433,739
Onboard and other	129,527	129,953	124,550	639,782	643,350	537,355
Net Revenues	$2,010,599	$2,020,732	$1,852,965	$8,654,582	$8,758,764	$7,522,755

APCD	10,401,177	10,401,177	10,183,172	41,432,451	41,432,451	38,425,304
Gross Yields	$242.03	$243.22	$229.03	$264.30	$267.38	$247.07
Net Yields	$193.30	$194.28	$181.96	$208.88	$211.40	$195.78

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended December 31,			Year Ended December 31,
	2019	2019 On a Constant Currency Basis	2018	2019	2019 On a Constant Currency Basis	2018
Total cruise operating expenses	$1,481,519	$1,485,790	$1,360,413	$6,062,765	$6,099,657	$5,262,207
Marketing, selling and administrative expenses (2) (3)	401,000	402,076	326,514	1,543,498	1,555,703	1,269,368
Gross Cruise Costs	1,882,519	1,887,866	1,686,927	7,606,263	7,655,360	6,531,575
Less:
Commissions, transportation and other	377,287	379,094	354,786	1,656,297	1,675,941	1,433,739
Onboard and other	129,527	129,953	124,550	639,782	643,350	537,355
Net Cruise Costs including other costs	1,375,705	1,378,819	1,207,591	5,310,184	5,336,069	4,560,481
Less:
Cost, net of insurance recoveries, related to the Oasis of the Seas incident included within cruise operating expenses	2,932	2,932	—	14,530	14,530	—
Net Cruise Costs	1,372,773	1,375,887	1,207,591	5,295,654	5,321,539	4,560,481
Less:
Fuel	178,190	178,190	195,552	697,962	697,981	710,617
Net Cruise Costs Excluding Fuel	$1,194,583	$1,197,697	$1,012,039	$4,597,692	$4,623,558	$3,849,864

APCD	10,401,177	10,401,177	10,183,172	41,432,451	41,432,451	38,425,304
Gross Cruise Costs per APCD	$180.99	$181.51	$165.66	$183.58	$184.77	$169.98
Net Cruise Cost per APCD	$131.98	$132.28	$118.59	$127.81	$128.44	$118.68
Net Cruise Costs Excluding Fuel per APCD	$114.85	$115.15	$99.38	$110.97	$111.59	$100.19
(2) For the quarter and year ended December 31, 2019, the amount does not include $13.7 million of restructuring charges and other initiatives expenses. In addition for the year ended December 31, 2019, the amount does not include transaction and integration costs related to the Silversea Cruises acquisition of $1.2 million, and $0.9 million, respectively.

(3) For the quarter ended December 31, 2018, the amount does not include transaction costs related to the Silversea Cruises acquisition of $1.2 million. For the year ended December 31, 2018, the amount does not include transaction costs related to the Silversea Cruises acquisition of $31.8 million, the impairment and other costs related to the exit of our tour operations business of $11.3 million and the impact of the change in accounting principle of $9.2 million related to the recognition of stock-based compensation expense.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)
Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net Income attributable to Royal Caribbean Cruises Ltd.	$273,136	$315,703	$1,878,887	$1,811,042
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd.	297,427	322,084	2,002,847	1,873,363
Net Adjustments to Net Income attributable to Royal Caribbean Cruises Ltd. - Increase	$24,291	$6,381	$123,960	$62,321
Adjustments to Net Income attributable to Royal Caribbean Cruises Ltd.:
Grand Bahama's drydock write-off and other incidental expenses	$4,000	$—	$20,709	$—
Oasis of the Seas incident	2,932	—	14,530	—
Loss on extinguishment of debt	—	—	6,326	—
Change in the fair value of contingent consideration related to Silversea Cruises acquisition	7,700	—	18,400	—
Restructuring charges and other initiatives expenses	13,707	—	13,707	—
Integration costs related to Silversea Cruises acquisition	—	—	862	—
Transaction costs related to the Silversea Cruises acquisition	—	1,179	1,186	31,759
Amortization of Silversea Cruises intangible assets resulting from the acquisition	3,069	2,046	12,275	2,046
Noncontrolling interest adjustment (4)	(7,117)	3,156	35,965	3,156
Impairment loss related to Skysea Holding	—	—	—	23,343
Impairment and other costs related to exit of tour operations business (5)	—	—	—	11,255
Impact of change in accounting principle (6)	—	—	—	(9,238)
Net Adjustments to Net Income attributable to Royal Caribbean Cruises Ltd. - Increase	$24,291	$6,381	$123,960	$62,321

Earnings per Share - Diluted	$1.30	$1.50	$8.95	$8.56
Adjusted Earnings per Share - Diluted	1.42	1.53	9.54	8.86
Net Adjustments to Earnings per Share - Increase	$0.12	$0.03	$0.59	$0.30

Adjustments to Earnings per Share:
Grand Bahama's drydock write-off and other incidental expenses	$0.02	$—	$0.10	$—
Oasis of the Seas incident	0.01	—	0.07	—
Loss on extinguishment of debt	—	—	0.03	—
Change in the fair value of contingent consideration related to Silversea Cruises acquisition	0.04	—	0.09	—
Restructuring charges and other initiatives expenses	0.07	—	0.07	—
Integration costs related to Silversea Cruises acquisition	—	—	—	—
Transaction costs related to the Silversea Cruises acquisition	—	0.01	0.01	0.15
Amortization of Silversea Cruises intangible assets resulting from the acquisition	0.01	0.01	0.06	0.01
Noncontrolling interest adjustment (4)	(0.03)	0.01	0.17	0.02

Impairment loss related to Skysea Holding	—	—	—	0.11
Impairment and other costs related to exit of tour operations business (5)	—	—	—	0.05
Impact of change in accounting principle (6)	—	—	—	(0.04)
Net Adjustments to Earnings per Share - Increase	$0.12	$0.03	$0.59	$0.30

Weighted-Average Shares Outstanding - Diluted	209,767	210,051	209,930	211,554
(4)  Adjustment made to exclude the impact of the contractual accretion requirements associated with the put option held by Heritage Cruise Holding Ltd.'s (previously known as Silversea Cruises Group Ltd.) noncontrolling interest.
(5) In 2014, we created a tour operations business that focused on developing, marketing and selling land based tours around the world through an e-commerce platform. During the second quarter of 2018, we decided to cease operations and exit this business. As a result, we incurred exit costs, primarily consisting of fixed asset impairment charges and severance expense.
(6)  In January 2018, we elected to change our accounting policy for recognizing stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards.